Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Diana Shipping Inc. for the registration of 2,500,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 13, 2008, with respect to the consolidated financial statements of Diana Shipping Inc. and the effectiveness of internal control over financial reporting of Diana Shipping Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

April 23, 2008 Athens, Greece.